EXHIBIT 10-18

Offshore Logistics, Inc.
Deferred Compensation Plan

Effective: January 1, 2004

CONTENTS

CONTENTS		i
Article I.	INTRODUCTION	1
1.1	Introduction	1
Article II.	DEFINITIONS	2
2.1	Accounts	2
2.2	Benefit Distribution Date	2
2.3	Board of Directors	2
2.4	Code	2
2.5	Company	2
2.6	Compensation	2
2.7	Compensation Committee	2
2.8	Deferral Election(s)	3
2.9	Effective Date	3
2.10	Eligible Employee	3
2.11	Employee Deferral Credits	3
2.12	Employer Credits	3
2.13	ERISA	3
2.14	Participant	3
2.15	Plan	3
2.16	Plan Year	3
2.17	Savings Plan	3
2.18	Vanguard Funds	4
Article III.	PARTICIPATION	5
3.1	Eligibility to Participate	5
3.2	Plan Entry Date	5
3.3	Change in Status as Eligible Employee	5
Article IV.	PARTICIPANT ACCOUNTS, PARTICIPANT ELECTIONS	6
4.1	Establishment of Participant Accounts	6
4.2	Employee Base Pay Deferral Credits	6
4.3	Deferral Election - Base Pay Deferral Account	6
4.4	Employee Incentive Pay Deferral Credits	7
4.5	Restorative Employee Contribution Credits	7
4.6	Restorative Employer Matching Contribution Credits	7
4.7	Discretionary Contribution Credits	7
4.8	Employer Contribution Credits	8
4.9	Credits for Investment Earnings / Debits for Investment Losses	8
Article V.	VESTING OF ACCOUNTS	10
5.1	Vesting of Deferral Accounts	10
5.2	Vesting of Employer Accounts	10
5.3	Forfeitures	10
Article VI.	PAYMENT OF BENEFITS	11
6.1	Scheduled Withdrawals	11
6.2	Payment of Benefits at Termination	11
6.3	Form of Distribution	11
6.4	Payment For Unforeseen Emergency	12
6.5	Payment of Disability Benefits	12
6.6	Payment of Non-Scheduled Withdrawals	12
6.7	Payment Upon Termination of Employment	12
6.8	Payment of Death Benefits	13
6.9	Valuation of Distributions	13
6.10	Change of Control	13
Article VII.	AMENDMENT OR TERMINATION OF PLAN	14
7.1	Amendments Generally	14
7.2	Right to Terminate	14
Article VIII.	MISCELLANEOUS	15
8.1	Unfunded Plan	15
8.2	Nonguarantee of Employment	15
8.3	Nonalienation of Benefits	15
8.4	Taxes and Withholding	15
8.5	Applicable Law	16
8.6	Headings and Subheadings	16
8.7	Severability	16
Article IX.	ADMINISTRATION OF THE PLAN	17
9.1	Powers and Duties of the Compensation Committee	17
9.2	Powers and Duties of the Company	17
9.3	Claims Procedure	17
EXECUTION OF DOCUMENT	19
APPENDIX A - RESIDENTS OF THE UNITED KINGDOM	20

Article I. INTRODUCTION

1.1 Introduction

Offshore Logistics, Inc. Deferred Compensation Plan (the “Plan”) has been established by Offshore Logistics, Inc. (the “Company”) for the purpose of providing deferred compensation for a select group of senior management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.

This Plan is intended to constitute a non-qualified, unfunded plan for federal tax purposes and for purposes of Title I of ERISA. This Plan is to be maintained according to the terms of this document and the Company or its designee shall have the sole authority to construe, interpret and administer the Plan.

Article II. DEFINITIONS

Wherever used in the Plan, the following terms have the meanings set forth below, unless otherwise expressly provided:

2.1 Accounts

Accounts mean the Base Pay Deferral Account (as defined in Article 4.2), Incentive Pay Deferral Account (as defined in Article 4.4), Restorative Employee Contribution Account (as defined in Article 4.5), Restorative Employer Matching Contribution Account (as defined in Article 4.6), Discretionary Contribution Account (as defined in Article 4.7), and Employer Contribution Account (as defined in Article 4.8) established by the Compensation Committee for each participant electing to defer Compensation or hold other Company contributions. The Company will credit the Accounts with Deferral Credits and Investment Credits as specified in the Plan.

2.2 Benefit Distribution Date

Benefit Distribution Date means the specific distribution date elected by the Participant in a manner prescribed by the Compensation Committee in accordance with the provisions of Article VI.

2.3 Board of Directors

Board of Directors means the Board of Directors of the Company.

2.4 Code

Code means the Internal Revenue Code of 1986, as amended.

2.5 Company

Company means Offshore Logistics, a Delaware corporation, and affiliates or subsidiaries.

2.6 Compensation

Compensation means total compensation including base salary, bonuses and incentive awards for the portion of the calendar year in which the employee is eligible for the Plan.

2.7 Compensation Committee

Compensation Committee means the committee appointed by the Board of Directors of the Company that will determine the eligibility among officers and senior managers for the Plan and will be responsible for the administration of the Plan pursuant to Article IX.

2.8 Deferral Election(s)

Deferral Election(s) means the written salary reduction agreement entered into by a Participant and the Company pursuant to this Plan and which is made on a form and manner described in Sections 4.3, 4.4 and 4.5.

2.9 Effective Date

Effective Date means January 1, 2004.

2.10 Eligible Employee

Eligible Employee means officers and senior managers of the Company as determined by the Compensation Committee.

2.11 Employee Deferral Credits

Employee Deferral Credits mean the amounts credited to a Participant’s Deferral Accounts under Sections 4.2, 4.4 and 4.5.

2.12 Employer Credits

Employer Credits mean the amounts credited to a Participant’s Employer Accounts under Sections 4.6, 4.7 and 4.8.

2.13 ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.14 Participant

Participant means an Eligible Employee who is participating in the Plan in accordance with the provisions of Article III.

2.15 Plan

Plan means the Offshore Logistics, Inc. Deferred Compensation Plan, as set forth in this document and as amended from time to time.

2.16 Plan Year

Plan Year means the calendar year, the twelve-month period beginning each January 1 and ending on December 31.

2.17 Savings Plan

Savings Plan means the Offshore Logistics, Inc. Employee Savings and Retirement Plan.

2.18 Vanguard Funds

Vanguard Funds means one or more of the regulated investment companies offered by The Vanguard Group, Inc. and made available under the Plan by the Company for designation by Participants under the Plan for purposes of determining investment earnings and losses. The term Vanguard Funds shall also include any additional or successor investments that may be selected by the Company for determining investment gains and losses for the Accounts of Participants.

Article III. PARTICIPATION

3.1 Eligibility to Participate

Any Eligible Employee shall be eligible to become a Participant in this Plan on the Plan Entry Date described below, as determined by the Compensation Committee.

3.2 Plan Entry Date

(a)	Eligible Employees will enter the Plan on the Effective Date and may make a Deferral Election to defer Compensation for services to be performed subsequent to the Deferral Election within 30 days prior to the Effective Date.

(b)	Employees becoming members of the senior management and selected by the Compensation Committee will be able to make a Deferral Election within 30 days of becoming eligible and entering the Plan.

3.3 Change in Status as Eligible Employee

Should an employee no longer be considered Eligible Employee, Deferral Elections shall cease immediately, but distributions of Accounts will commence in accordance with completed elections.

Article IV. PARTICIPANT ACCOUNTS, PARTICIPANT ELECTIONS

4.1 Establishment of Participant Accounts

The Company shall establish and maintain on its books and records a Base Pay Deferral Account, an Incentive Pay Deferral Account, a Restorative Employee Contribution Account, a Restorative Employer Matching Contribution Account, a Discretionary Contribution Account, and an Employer Contribution Account in the name of each Participant to record:

(a)	The amounts of the Employee Base Pay Deferral Credits, Incentive Pay Deferral Credits, Restorative Employee Contribution Credits, Restorative Employer Matching Credits, Discretionary Contribution Credits and Employer Contribution Credits on the Participant’s behalf under Sections 4.2, 4.4, 4.5, 4.6, 4.7 and 4.8;

(b)	The credits or debits for investment earnings or losses under Section 4.9; and

(c)	The payments of benefits to the Participant or the Participant’s beneficiary under Article Number VI.

4.2 Employee Base Pay Deferral Credits

(a)	A Participant may complete a Deferral Election to reduce the amount of base Compensation that the Participant would otherwise receive and defer up to 90% percent of such Compensation each year. The Participant will also elect a form of distribution for each Deferral Election pursuant to Section 6.3, provided that no distribution will occur for at least two years from the date of deferral.

(b)	The Company will credit all deferred amounts to the Participant’s Base Pay Deferral Account.

4.3 Deferral Election – Base Pay Deferral Account

A Participant will be able to defer in a given calendar year based on elections made in writing to the Company prior to the commencement of the calendar year. The rate of deferral made for a calendar year will be irrevocable for that calendar year. Employees who first become eligible to participate in the Plan during any calendar year shall be permitted to submit deferral elections within a 30-day period following the Entry Date into the Plan.

4.4 Employee Incentive Pay Deferral Credits

(a)	A Participant may complete a separate Deferral Election to reduce the amount of incentive Compensation that the Participant would otherwise receive and defer up to 90% percent of such incentive Compensation each year. The Participant will also elect a form of distribution for each Incentive Pay deferral election pursuant to Section 6.3, provided that no distribution will occur for at least two years from the date of deferral.

(b)	The Company will credit all deferred amounts to the Participant’s Incentive Pay Deferral Account.

4.5 Restorative Employee Contribution Credits

(a)	A Participant will be able to defer the amount of any returned employee elective deferrals made to the Savings Plan as a result of annual discrimination testing. The Participant will also elect a form of distribution for each Restorative Employee deferral election pursuant to Section 6.3, provided that no distribution will occur for at least two years from the date of deferral.

(b)	The Company will credit all returned amounts to the Participant’s Restorative Employee Contribution Account.

4.6 Restorative Employer Matching Contribution Credits

(a)	The Company shall contribute on a Participant’s behalf the amount of any returned employer matching contributions made to the Savings Plan as a result of annual discrimination testing. The Participant will also elect a form of distribution for each Restorative Employer Matching Contribution Credit at the time of contribution.

(b)	The Company will credit all returned amounts to the Participant’s Restorative Employer Matching Contribution Account.

4.7 Discretionary Contribution Credits

(a)	The Compensation Committee may declare, in its sole discretion, a discretionary contribution to selected Eligible Employees. The Participant will also elect a form of distribution for each Discretionary Contribution Credit at the time of contribution.

(b)	The Company will credit all discretionary contributions to the Participant’s Discretionary Contribution Account.

4.8 Employer Contribution Credits

(a)	The Compensation Committee shall authorize the Company to make an annual contribution on behalf of each Participant in a percentage of each Participant’s Compensation as described below. The contribution level received by each Participant will be determined by the Compensation Committee.

(i)	Level I – 20% of base and incentive pay less employer contributions to any qualified retirement plan sponsored by the Company.

(ii)	Level II – 15% of base and incentive pay less employer contributions to any qualified retirement plan sponsored by the Company.

(iii)	Level III – 10% of base and incentive pay less employer contributions to any qualified retirement plan sponsored by the Company.

The Participant will also elect a form of distribution for each Employer Contribution Credit at the time of contribution.

(b)	The Company will credit all contributions to the Participant’s Employer Contribution Account.

4.9 Credits for Investment Earnings / Debits for Investment Losses

(a)	All amounts credited to a Participant’s Accounts shall be credited with amounts of investment earnings or debited with amounts of investment losses that correspond to the total investment return earned by the Vanguard Fund or combination of Vanguard Funds designated in advance by the Participant for these purposes.

(b)	The designation of one or more Vanguard Funds by a Participant under this Section 4.9 shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to the Participant’s Accounts on the Company’s books and records, and the Company shall not be required under the Plan to establish any account in the Vanguard Funds or to purchase any Vanguard Fund shares on the Participant’s behalf.

(c)	The designation by a Participant of any Vanguard Funds under this Section 4.9 shall be made in accordance with rules and procedures established by the Company.

(d)	The Vanguard Funds are valued each day the New York Stock Exchange is open for trading.

(e)	A Participant may elect to revise the investment options with respect to existing Accounts allocations or future contributions at any time by notification to the Company in the prescribed manner. The Company, however, retains the right to review and restrict transfer rights at any time.

(f)	If a Participant fails to make a proper designation, then his or her Accounts shall be deemed to be invested in the Vanguard Fund(s) designated by the Company from time to time in a uniform and nondiscriminatory manner.

Article V. VESTING OF ACCOUNTS

5.1 Vesting of Deferral Accounts

A Participant shall be 100% fully vested in the value of his or her Base Pay Deferral Account, Incentive Pay Deferral Account and Restorative Employee Contribution Account at all times.

5.2 Vesting of Employer Accounts

A Participant shall be vested in the value of his or her Restorative Employer Matching Contribution Account, Discretionary Contribution Account and Employer Contribution Account in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1	0%
1, but less than 2	20%
2, but less than 3	40%
3, but less than 4	60%
4, but less than 5	80%
5 or more	100%

Years of Service will be determined in accordance with the Savings Plan. Participants attaining normal retirement age under the Savings Plan will be 100% vested. Additionally a Participant who dies or becomes disabled under the terms of the Savings Plan will become 100% vested.

5.3 Forfeitures

The Participant will forfeit any amounts not vested upon termination of employment. Any forfeited amounts will be used to either reduce future contributions to the Plan or to pay administrative expenses, as determined by the Company in its sole discretion.

Article VI. PAYMENT OF BENEFITS

6.1 Scheduled Withdrawals

A Participant may elect at the time of deferral of Employee Deferral Credits to receive his Employee Deferral Credits at a time prior to termination of employment, provided that no distribution will occur for at least two years from the date of deferral. A Participant may elect to revise the time and form of a Scheduled Withdrawal; however, no Scheduled Withdrawal will be paid earlier than originally selected the Participant. Such revision must be made at least twelve months prior to the original date elected. Each Participant will be limited to five such revisions (including revisions made pursuant to Section 6.2(b) below) in total during the lifetime as a Plan Participant.

6.2 Payment of Benefits at Termination

Upon termination of employment, an employee shall be entitled to receive a distribution of his or her entire Account as described below. Employer contributions may only be paid out at termination of employment.

(a)	Time of Distributions Accounts shall be paid on the Benefit Distribution Date.

(b)	Distribution Election

(1)	Each Participant will elect the form of distribution at the time of deferral or contribution in accordance with Article IV.

(2)	A Participant may elect to revise the time and form of distribution; however, no termination distribution will be paid earlier than originally selected by the Participant. Such revision must be made at least twelve months prior to the original date elected. Each Participant will be limited to five such revisions (including revisions made pursuant to Section 6.1 above) in total during the lifetime as a Plan Participant.

6.3 Form of Distribution

(a)	The normal form of distribution commencing on the Benefit Distribution Date is a single lump sum.

(b)	Notwithstanding the forgoing, a Participant may elect payments at the time of deferral in one of the following forms:

(i)	a single lump sum, or

(ii)	quarterly or annual installments over a period of not less than three years or exceeding five years commencing at termination of employment.

(c)	In the event a Participant fails to elect a form of distribution, such Participant’s Retirement Account shall be paid in a single lump sum.

6.4 Payment For Unforeseen Emergency

A Participant incurring an unforeseen financial emergency, as determined by the Company in its sole discretion, may receive an Unforeseen Financial Emergency Withdrawal of Employee Deferral Credits. In the event that a Participant receives an Unforeseen Financial Emergency Withdrawal, no deferral contributions will be allowed for the rest of the Plan Year.

6.5 Payment of Disability Benefits

If a Participant becomes permanently and totally disabled, as defined in the Savings Plan, the entire value of his or her Accounts shall be distributed to the Participant in the form of payment elected by the Participant.

6.6 Payment of Non-Scheduled Withdrawals

A Participant may elect a Non-Scheduled Withdrawal of Employee Deferral Credits. In the event a Participant elects a Non-Scheduled Withdrawal, the Participant will automatically forfeit 10% of the Accounts withdrawn and no deferral contributions will be allowed for the rest of the Plan Year as well as the succeeding Plan Year.

6.7 Payment Upon Termination of Employment

A Participant shall be entitled to receive the total amount credited to the Participant’s Accounts upon the termination of the Participant’s employment with the Company at the time and manner established by the Company and described further below.

(a)	Time of Distribution – Distribution Date

(i)	Distributions from Employee Deferral Credits will commence as soon as administratively feasible following the date selected by the Participant or termination of employment in a form elected by the Participant.

(ii)	Distributions from the Restorative Employer Matching Contribution Account, Discretionary Account and Employer Contribution Account will commence on termination of employment in a form elected by the Participant.

(iii)	Except for termination of employment, in no event will benefits commence earlier than the second year following the year in which the participant became eligible for the Plan.

(b)	Form of Distribution The Participant will receive the distribution in a form elected pursuant to Section 6.3.

6.8 Payment of Death Benefits

Each Participant shall designate a beneficiary on the proper beneficiary form as prescribed by the Company to receive his or her Accounts in the event of death. If a Participant dies with a balance credited to his or her Accounts, such balance shall be paid to the applicable beneficiary or beneficiaries as follows:

(a)	Upon the death of the Participant, the entire value of his or her Accounts shall be distributed to the beneficiary of record in a lump sum as soon as practicable following the receipt by the Company of acceptable proof of the Participant’s death.

(b)	Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be as follows:

(i)	the Participant’s surviving spouse; or

(ii)	if there is no surviving spouse, then to the Participant’s estate.

6.9 Valuation of Distributions

The benefit amount of a Participant’s Deferral Account to be distributed pursuant to this Article VI shall be based on the value of such Accounts on any business day that the New York Stock Exchange is open for trading as soon as practicable after instructions are received in good order by the Company.

6.10 Change of Control

Within two years of a “Change in Control,” a Participant may elect a Change of Control Non-Scheduled Withdrawal of Employee Deferral Credits. In the event a Participant elects a Change of Control Non-Scheduled Withdrawal, the Participant will automatically forfeit 5% of his Accounts withdrawn and no deferral contributions will be allowed for the rest of the Plan Year as well as the succeeding Plan Year.

For purposes of the Plan, a “Change in Control” means the stockholders of Offshore Logistics have approved a plan of complete liquidation of Offshore Logistics or an agreement for the sale or disposition by Offshore Logistics of all or substantially all of the Offshore Logistics assets.

Article VII. AMENDMENT OR TERMINATION OF PLAN

7.1 Amendments Generally

The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to a Participant’s Accounts at the time of the amendment’s adoption, except as may otherwise be required by law.

7.2 Right to Terminate

The Company may terminate the Plan at any time in whole or in part. In the event of termination, the Company may, at its option, pay each Participant an amount equal to the total amount credited to the Participant’s Accounts at the time of termination in one lump sum payment of cash or, in the alternative, pay such amount in accordance with the provisions of Article VI. Termination of the Plan shall not serve to reduce the amount credited to a Participant’s Accounts at the time of termination.

Article VIII. MISCELLANEOUS

8.1 Unfunded Plan

This Plan is an unfunded deferred compensation arrangement for Eligible Employees. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee or other person. To the extent any person acquires a right to receive a payment from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

8.2 Nonguarantee of Employment

Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Participant with or without cause.

8.3 Nonalienation of Benefits

(a)	Except as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)	Notwithstanding Section 8.3(a), if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4 Taxes and Withholding

For each Plan Year in which the Participant defers a portion of Compensation under this Plan, the Company will withhold from the Participant’s non-deferred Compensation the Participant’s share of FICA and other employment taxes.

8.5 Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the state of Louisiana.

8.6 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

8.7 Severability

The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Article IX. ADMINISTRATION OF THE PLAN

9.1 Powers and Duties of the Compensation Committee

The Board of Directors, or his or her designee, shall appoint members of the Compensation Committee. The Compensation Committee will be responsible for the overall administration and design of the Plan. In addition to duties specifically stated herein, the Compensation Committee shall have full responsibility to represent the Company and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Compensation Committee upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The responsibilities of the Compensation Committee shall include the following:

(a)	Deciding all questions relating to the eligibility of employees to become Participants in the Plan.

(b)	Establishing and publishing rules and regulations for carrying out the Plan.

9.2 Powers and Duties of the Company

The Company will be responsible for the administration of certain aspects of the Plan. The Company may designate an employee(s) to provide certain administrative duties in connection with the Plan. Subject to the terms of the Plan, the decision of the Company upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. In addition to the duties specifically stated herein, the responsibilities of the Company shall include the following:

(a)	Verifying all procedures by which payments to Participants and their beneficiaries are authorized.

(b)	Interpreting the provision of the Plan in all particulars.

(c)	Preparing an individual record for each Participant in the Plan, which shall be available for examination by such Participant, or authorized persons.

(d)	Reviewing and answering any denied claim for benefits that has been appealed to the Company under the provisions of this Article.

9.3 Claims Procedure

(a)	Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Company or with a person named by the Company to receive claims under the Plan.

(b)	Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan (“claimant”), the claimant shall be given a written notification containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Company unless special circumstances require an extension of time for process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

(c)	Right of Review. In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Company issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Company; provided, however, that such written request must be received by the Company within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Company in appropriate cases.

(d)	Decision on Review. A decision shall be rendered by the Company within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Company shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

EXECUTION OF DOCUMENT

Attest:	Offshore Logistics, Inc.
/s/ H. Eddy Dupuis	By /s/ George M. Small
SECRETARY	Title: President-CEO
Date: January 1, 2004

APPENDIX A – RESIDENTS OF THE UNITED KINGDOM

Notwithstanding the language set forth in the Offshore Logistics, Inc. Deferred Compensation Plan, the following provisions shall apply to Participants who are residents of the United Kingdom:

Accounts
In the event that a Participant is a resident of the United Kingdom, corresponding Accounts will not be included in any trust assets established for the Plan.

Distribution Elections
In the event that a Participant is a resident of the United Kingdom, all distributions will be made within five years of deferral. Offshore Logistics, Inc. will retain responsibility for the currency conversion, payment and reporting of all amounts for United Kingdom residents.

Non-Scheduled Withdrawals
A Participant who is a resident of the United Kingdom is not entitled to elect a Non-Scheduled Withdrawal, a Change of Control Non-Scheduled Withdrawal or an Unforeseen Financial Emergency Withdrawal.

Vesting
A Participant who is a resident of the United Kingdom will vest in accordance with Section 5.2, however years of service will be based on a Participant’s total length of service with the Company.